Exhibit 99.2

Gaucho Group Holdings, Inc.: The Case for Investing in Argentina

A Glimpse into Argentina’s Economic Potential

Despite often finding itself amidst negative headlines, Argentina’s stock market stands tall, representing one of the globe’s best performers. This not only defies the general skepticism surrounding the country but also underscores the immense confidence international investors place in Argentina’s prospective growth.

A Contrarian Investment Strategy: Diversify with Argentinean Assets

The present socio-economic atmosphere in regions like the US and EU calls for innovative financial strategies. At Gaucho Holdings, we champion the idea of contrarian investments. Specifically, we urge investors to step beyond the traditional realm of USD-based assets. One of the notable sectors we’re bullish about? Land in Argentina.

Land prices in Argentina, currently at an accessible rate, present an enticing proposition. We’re of the firm conviction that such attractive valuations might not linger for long. The underlying value of Argentinean land and real estate assets, teeming with potential for noteworthy growth and appreciation, is something astute investors shouldn’t overlook.

Political Winds of Change: Argentina’s Upcoming Elections

A pivotal transition is imminent in Argentina with the presidential elections just around the corner. Gaucho Holdings is optimistic about this political shift. We anticipate that the administration set to take office in 2024 will usher in a wave of economic reforms, fostering a business-friendly environment and strengthening bonds with the global financial diaspora. This can rejuvenate investor trust and pull in billions in fresh financing.

The Doug Casey Perspective: A New Dawn for Argentina

Doug Casey, a recognized authority in offshore investing, recently shared an intriguing take on Argentina’s potential future. He remarked, “It could be the most dramatic thing that’s happened politically since at least World War II. Anywhere. Why? Because he’s an AnCap libertarian who’d like to abolish the State—or come as close as possible. If he’s elected in October, he’ll make every move possible to eliminate—not just reduce—as many government departments as possible as quickly as possible. And most people seem oblivious to it.”

Gaucho Holdings echoes Casey’s sentiments. We believe we’re on the brink of a transformative era that might very well redefine Argentina’s economic trajectory. It’s an opportune moment that promises lucrative rewards for those who invest judiciously.

Investment decisions should always be made with careful consideration of individual financial circumstances, goals, and risk tolerance. Always consult with a financial advisor before making investment decisions.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this article includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.